Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our audit report dated August 11, 2011, with respect to the consolidated statements of financial position of Astra Tech AB and subsidiaries as of December 31, 2010 and 2009 and the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2010, which appears in the Current Report on Form 8-K of DENTSPLY International Inc., dated August 15, 2011. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

Stockholm, August 15, 2011
KPMG AB
/s/ Björn Flink
Björn Flink
Partner